EXHIBIT 5.1
[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]
August 10, 2006
LSI Logic Corporation
1621 Barber Lane
Milpitas, CA 95035
          Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 10, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of your Common Stock (the “Shares”) reserved for issuance under the Employee Stock Purchase Plan and International Employee Stock Purchase Plan (the “Plans”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.
     It is our opinion that, when issued in the manner referred in and pursuant to the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Sincerely,
/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation